Exhibit 10.2

Notice of Grant of Stock Option	MANUGISTICS GROUP, INC.
and Option Agreement (Performance Based)	ID: 52-1469385
(the “Option Agreement”)	9715 KEY WEST AVENUE
ROCKVILLE MD 20850

[Name]	Grant Number:	[ ]
[Address]	Plan:	1998
	ID:	[ ]

Dear [name]:

Effective  [date]  you have been granted a Non-Qualified Stock Option (the “Stock Option”) to buy [# ] shares of Manugistics Group, Inc. (the “Company”) common stock at an exercise price of  $[  ] per share, with an expiration date of [date] ..    The total exercise price to acquire all of the shares granted is $[  ].

The shares will vest [VESTING SCHEDULE] beginning on [VEST START DATE].

Vesting Schedule:   Vests on the earlier of: (y) the Company achieving adjusted earnings per share over any four consecutive fiscal quarters of $.08, at which time 50% of the outstanding option shall vest, or adjusted earnings per share over any four consecutive fiscal quarters of $0.12, at which time 100% of the outstanding options shall vest or (z)  the seventh anniversary of the date of grant.  Adjusted earnings per share shall be calculated for this purpose in the same manner as for the Company’s public disclosures.

Shares

Expiration

[details]

To the extent shares are vested, you may exercise the Stock Option in minimum increments of 50 shares or, if fewer, the total number of shares then exercisable.  At the time of exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.

If there is a “Change in Control”  and within one year following such Change in Control, the Company terminates your employment without Cause or you resign for “Good Reason,” any unvested portions of the stock option award made herein will immediately vest.

A Change in Control for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

Good Reason for this purpose means that you are assigned duties that are materially inconsistent with, or substantially diminish, your then current status or responsibilities without your consent.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the 1998 Plan. In addition, if the 1998 Plan would cause a grant of options to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

If your employment with Manugistics is terminated (other than for death or disability), the Stock Option will continue to vest and be exercisable through the later of your termination date or any period during which you are receiving severance payments, after which vesting shall cease.  Thereafter, you may continue to exercise the Stock Option to the extent your shares are vested for the thirty – day period following the last date of vesting.  If your employment terminates due to your  permanently disability, vesting shall cease on the date you are determined to be permanently disabled and you shall have one (1) year from that date to exercise your Stock Option to the extent your shares are vested.  If you die while employed by Manugistics, vesting shall cease on your date of death and your beneficiaries or your estate have one (1) year from the date of death to exercise the Stock Option to the extent your shares are vested.

By your acceptance, you agree that this Stock Option is granted under the Plan and is governed by this Option Agreement and the terms and conditions of the Plan.  A copy of the Plan is incorporated by this reference and can be found in the Company’s Employee Encyclopedia.  As stated in Section 5(c) of the Plan, any interpretations, decisions, or actions made by the Committee administering the Plan will be final, conclusive and binding.  The grant of this Stock Option shall not prevent the Company from terminating your employment or modifying the conditions of your employment at any time.

Please electronically accept this Option Agreement and print a copy for your records.

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